United States
Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 16, 2009
Lodgian, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14537	52-2093696
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
(Address of principal executive offices)
(404) 364-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 16, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Lodgian, Inc. (the “Company”) approved the Lodgian, Inc. Executive Incentive Plan (the “Revised Plan”), which supersedes and replaces the Lodgian, Inc. Amended and Restated Executive Incentive Plan adopted by the Company on April 11, 2008 (the “Previous Plan”).
The Revised Plan provides for potential cash and equity awards to certain of the Company’s key employees, as determined by the Committee. Selected employees are eligible to receive an annual cash bonus based upon achievement of net operating income targets, or in the alternative, “market penetration” targets. Employees would receive a cash award if the Company achieves at least 90% of its target net operating income or the Company’s market penetration index is at least 100. If the Company achieves both the net operating income and market penetration target, employees would receive the greater of the two cash awards associated with the achieved targets. Market penetration is defined as the Company’s continuing operations hotels’ RevPar index as reported by Smith Travel research determined on a revenue weighted average basis. Cash awards are also subject to increase or decrease depending upon achievement of the Company’s corporate overhead goals.
Participants under the Revised Plan are also eligible for long term incentive awards in the form of restricted stock. Each participant under the Revised Plan has an equity bonus target, which is approved by the Committee. 35% of the equity bonus target is non-performance based and will be granted as long as the employee satisfies certain conditions under the Revised Plan. The remaining 65% of the equity bonus target is performance based and dependent upon achievement of the Company’s net operating income target, stock price performance versus a peer group of selected companies and achievement of corporate overhead goals. Each performance measure will account for one-third of the remaining 65% of the equity bonus target.
Unless the Committee elects to pay the equity award in cash, any equity awards earned under the Revised Plan will be issued under and governed by the Lodgian, Inc. Amended and Restated 2002 Stock Incentive Plan and will vest in two equal annual installments beginning on the first anniversary of the date of grant.
The Compensation Committee also established the applicable 2009 performance measures for participants in the Revised Plan.
The following named executive officers of Lodgian are participants under the Revised Plan, and their respective 2009 cash and equity bonus targets are set forth below:

		2009 Target	2009 Target
Name	Position	Cash Bonus	Equity Bonus
James A. MacLennan	Executive Vice President and Chief Financial Officer	$140,000	$126,500
Daniel E. Ellis	Senior Vice President, General Counsel & Secretary	$126,500	$116,000
Joseph F. Kelly (1)	Vice President of Hotel Operations	$85,000	$65,000
Donna Cohen	Vice President & Controller	$56,438	$41,675

(1)	As disclosed on December 15, 2008, Mr. Kelly became an executive officer of the Company on December 9, 2008 and subsequently received an increase in his target cash and equity bonus amounts as a result of the promotion.
The foregoing summary of the Revised Plan is qualified in its entirety by the full text of the Revised Plan, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1      Form of Lodgian, Inc. Executive Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.
Dated: March 16, 2009	By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Form of Lodgian, Inc. Executive Incentive Plan